NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 14, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 1, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change in country of incorporation and mandatory exchange of shares of Maxar Technologies Ltd. which became effective on January 1, 2019, each Common Share of Maxar Technologies Ltd. (Old) was exchanged for one (1) Common Share of Maxar Technologies Ltd. (New) upon a share for share basis. This Form 25 is only for the removal from listing on the NYSE of the Common Shares of Maxar Technologies Ltd. (Old), and not a termination of the registration of the Common Shares of Maxar Technologies Ltd. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 2, 2019.